Exhibit 10.13

MORNINGSTAR, INC.
2011 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, which includes the Online Grant Acceptance form (the “Grant Notice”) provided to the Participant named therein and any special terms and conditions for the Participant’s country set forth in the Addendum attached hereto (together, the “Award Agreement”), is made under the Morningstar, Inc. 2011 Stock Incentive Plan (the “Plan”) as of the Grant Date specified in the Grant Notice. Any term capitalized but not defined in this Award Agreement will have the meaning set forth in the Plan. For purposes of this Award Agreement, “Employer” means the entity (the Company or Affiliate) that employs the Participant.
BETWEEN:

(1)	MORNINGSTAR, INC., an Illinois corporation (the “Company”); and

(2)	The Participant identified in the Grant Notice.
1    GRANT OF RESTRICTED STOCK UNITS

1.1
In accordance with the terms of the Plan and subject to the terms and conditions of this Award Agreement, the Company hereby grants to the Participant the number of Restricted Stock Units specified in the Grant Notice.

1.2
Each Restricted Stock Unit is a notional amount that represents one unvested share of common stock, no par value, of the Company (a “Share”). Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Award Agreement, to distribution of a Share if and when the Restricted Stock Unit vests.

Notwithstanding the foregoing, if the Participant is resident or employed outside of the United States, the Company, in its sole discretion, may settle the Restricted Stock Units in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or its Affiliates to obtain the approval of any governmental and/or regulatory body in the Participant’s country; (iii) would result in adverse tax consequences for the Participant, the Company or any Affiliate; or (iv) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the Restricted Stock Units in the form of Shares but require the Participant to sell such Shares immediately or within a specified period following the Participant’s termination of Service (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

1.3
This Award Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant hereby agrees to be bound by the terms of this Award Agreement and the Plan.

1.4
Subject to, and except as otherwise provided by, this Award Agreement, including Section 3.2 hereof, the Restricted Stock Units subject to this Award Agreement shall vest in installments, with each installment becoming vested on the “Vesting Date” shown below, if the Participant has remained in continuous Service (as defined in Section 3.3 hereof) until that Vesting Date. Notwithstanding the foregoing, the Board or the Committee may cause the Restricted Stock Units granted hereby to vest at an earlier date pursuant to its authority under the Plan.

Percentage of Restricted Stock Units	Vesting Date
25%	First anniversary of Grant Date
25%	Second Anniversary of Grant Date
25%	Third Anniversary of Grant Date
25%	Fourth Anniversary of Grant Date

1.5	Further details of the Restricted Stock Units granted to the Participant under the terms of this Award Agreement are set forth in the Grant Notice.

2	RIGHTS AS A SHAREHOLDER

2.1
Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote that Share or have any right to dividends, dividend equivalents or other distributions with respect to that Share; provided that the number and class of securities subject to this Award Agreement shall be subject to adjustment in accordance with Section 5.7 of the Plan.

3	TERMINATION OF SERVICE AND OTHER CHANGES IN SERVICE STATUS

3.1	If the Participant’s Service (as defined in Section 3.3) terminates for any reason other than Disability or death, the Participant will forfeit the right to receive Shares underlying any

Restricted Stock Units that have not vested at that time. Notwithstanding anything in the Plan to the contrary, for purposes of this Award Agreement, “Disability” shall mean the condition of being “disabled” as provided in Code Section 409A(a)(2)(C).

3.2
If the Participant’s Service terminates on account of the Disability or death of the Participant, the Shares underlying all of the Restricted Stock Units awarded hereunder shall become immediately vested and be distributed to the Participant or the Participant’s beneficiary under the Plan as soon as practicable in accordance with Section 4.1 of this Award Agreement.

3.3
For purposes of this Award Agreement “Service” means the provision of services to the Company or its Affiliates in the capacity of an employee or a member of the Board but not as a consultant to the Company or an Affiliate. For purposes of this Award Agreement, the transfer of an employee from the Company to an Affiliate, from an Affiliate to the Company or from an Affiliate to another Affiliate shall not be a termination of Service. However, if the Affiliate for which an employee is providing services ceases to be an Affiliate of the Company due to a sale, transfer or other reason, and the employee ceases to perform services for the Company or any Affiliate, the employee shall incur a termination of Service. For purposes of this Award Agreement, "Affiliate” means an entity that is (directly or indirectly) controlled by, or controls, the Company.

3.4
For purposes of this Award Agreement, the Participant’s Service will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of his or her Restricted Stock Unit award (including whether the Participant may still be considered to be providing services while on a leave of absence).

4	TIMING AND FORM OF PAYMENT

4.1
Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests, but no later than 2½ months from the end of the calendar year in which such vesting occurs.

5	RESPONSIBILITY FOR TAXES AND TAX WITHHOLDING OBLIGATIONS

5.1
The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Further, notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Committee) will have been made by the Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to the Restricted Stock Units. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. In addition, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

5.2
The Participant shall, upon occurrence of any tax withholding event, pay to the Company or the Employer or make arrangements satisfactory to the Company for payment of any Tax-Related Items required by law to be withheld on account of such taxable event. Without limiting the Company’s power or rights pursuant to Section 5.5 of the Plan, amounts required by law or regulation to be withheld by the Company with respect to any taxable event arising under this Award Agreement will be satisfied by having Shares withheld in accordance with Section 5.5 of the Plan. In addition, the Participant may elect to deliver to the Company the necessary funds to satisfy the withholding obligation, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

5.3
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

6	NOTICES

6.1
Any notice or other communication required or permitted under this Award Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Morningstar, Inc., 22 West Washington Street, Chicago, Illinois, 60602, USA, Attention: General Counsel. Notice to the Participant should be sent to the address of the Participant contained in the Company’s records. Either party may change the person and/or address to whom the other party must give notice by giving such other party written notice of such change, in accordance with the procedures described above.

7	NATURE OF GRANT
In accepting the grant of Restricted Stock Units, the Participant acknowledges, understands and agrees that:

a.
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.
the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

c.	all decisions with respect to future Restricted Stock Unit or other award grants, if any, will be at the sole discretion of the Committee;

d.	the Participant is voluntarily participating in the Plan;

e.
the Participant’s participation in the Plan shall not create a right to further Service with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s Service at any time with or without cause;

f.	a Restricted Stock Unit grant will not be interpreted to form an employment or service contract or relationship with the Company or an Affiliate;

g.	the grant of Restricted Stock Units, the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

h.
the grant of Restricted Stock Units, the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

i.	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

j.
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

k.
unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the Service the Participant may provide as a director of an Affiliate;

l.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Participant's Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of Restricted Stock Units, the Participant agrees not to institute any claim against the Company or any Affiliate; and

m.
neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the vesting of Restricted Stock Units or the sale of Shares.

8	DATA PRIVACY
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in any Restricted Stock Unit award grant materials by and among, as applicable, the Employer, the Company, and its other Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Unit awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to the Company’s designated broker and/or stock plan service provider that is assisting the Company (presently or in the future) with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
The Participant authorizes the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing,

administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.
Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke the Participant’s consent, the Participant’s employment or Service status with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

9	ELECTRONIC DELIVERY AND ACCEPTANCE

9.1
The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10	SEVERABILITY

10.1
The provisions of the Award Agreement (including the Country-Specific Terms and Conditions attached hereto as an Addendum), are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

11	NO ADVICE REGARDING GRANT

11.1
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

12	IMPOSITION OF OTHER REQUIREMENTS

12.1
The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13	LANGUAGE

13.1
If the Participant received any document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14	INSIDER TRADING/MARKET ABUSE LAWS

14.1
The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is Participant’s responsibility to be informed of and compliant with such regulations, and Participant should speak to his or her personal advisor on this matter.

15	FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND EXCHANGE CONTROLS

15.1	The Participant acknowledges that the Participant’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the

Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents paid on Shares or sales proceeds from the sale of Shares acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

16	ADDENDUM

16.1
Notwithstanding any provisions in the Award Agreement, Restricted Stock Units shall also be subject to the Country-Specific Terms and Conditions for the Participant’s country, if any, set forth in the Addendum attached hereto. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

17	CONSTRUCTION

17.1	The Restricted Stock Units granted hereunder are subject to any rules and regulations promulgated by the Committee pursuant to the Plan, now or hereafter in effect.

17.2
The Company and the Participant may amend this Award Agreement only by a written instrument signed by both parties, provided, that the Company may amend this Award Agreement without further action by the Participant if (i) such amendment is deemed by the Company to be advisable or necessary to comply with applicable law, rule, or, regulation, including Section 409A of the Code, or (ii) if such amendment is not to the detriment of the Participant.

17.3	The Participant shall agree to the terms of this Award Agreement by accepting the Grant Notice at the time and in the manner specified by the Company.

17.4	The Plan, the Restricted Stock Units and this Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

ADDENDUM
COUNTRY-SPECIFIC TERMS AND CONDITIONS
Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or in the Award Agreement.
Terms and Conditions
This document includes additional terms and conditions that govern Restricted Stock Units granted under the Plan if the Participant works and/or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than the one in which the Participant currently is residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.
Notifications
This document also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2017. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted in this document as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in Restricted Stock Units or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant currently is residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to the Participant.
AUSTRALIA
Terms and Conditions
Australian Offer Document. The Participant understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Class Order 14/1000 issued by the Australian Securities and Investments Commission. Participation in the Plan is subject to the terms and conditions set forth in the Australian Offer Document and the Plan documentation provided to the Participant.
Notifications
Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will be required to file the report on his/her own.
BRAZIL
Terms and Conditions
Labor Law Policy and Acknowledgement. This provision supplements Section 7 of the Award Agreement:

By accepting the Restricted Stock Units, the Participant agrees that he or she is (i) making an investment decision; (ii) Shares will be issued to the Participant only if the vesting conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to the Participant.
Compliance with Law. By accepting the Restricted Stock Units, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Restricted Stock Units, and the sale of Shares acquired under the Plan and the receipt of any dividends or dividend equivalents.
Notifications
Foreign Asset/Account Reporting Information. If the Participant is a resident or domiciled in Brazil, the Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is USD 100,000 or more. Assets and rights that must be reported include Shares acquired under the Plan.
CANADA
Terms and Conditions
Form of Settlement. Notwithstanding any terms and conditions in the Plan, Award Agreement or any other grant materials, the Restricted Stock Units will be settled in Shares only, not cash.
Termination of Service. This provision replaces Section 3.4 of the Award Agreement:
For purposes of the Restricted Stock Units, the Participant’s Service is considered terminated as of the earlier of (a) the date the Participant’s Service with the Company or any Affiliate is terminated; (b) the date on which the Participant ceases to provide active Service to the Company or any Affiliate; or (c) the date on which the Participant receives a notice of termination of Service from the Employer (in all cases regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service contract, if any). The Participant’s rights to participate in the Plan will not be extended by any notice period (e.g., Service would not include any contractual notice or any period of “garden leave” or period of pay in lieu of such notice required under any employment law in the country where the Participant resides (including, but not limited to, statutory law, regulatory law and/or common law)). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing Services for purposes of the Restricted Stock Units (including whether the Participant may still be considered to be providing Services while on a leave of absence).
The following provisions apply to residents of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément souhaité la rédaction en anglais du Contrat d’Attribution, ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées, en vertu du, ou liés directement ou indirectement, au présent Contrat d’Attribution.
Data Privacy. The following provision supplements Section 8 of the Award Agreement:
The Participant authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. The Participant further authorizes the Company, any Affiliate of the Company, the Employer, any broker, or any stock plan service provider as may be selected by the Company from time to time to assist with the Plan, to disclose and discuss the Plan with their advisors. The Participant also authorizes the Company and the Employer to record such information and to keep such information in the Participant’s employee file.
Notifications
Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., Nasdaq Stock Market).
Foreign Asset/Account Reporting Information. The Participant is required to report his or her foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD 100,000 at any time during the year. Foreign property includes Shares acquired under the Plan, and their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the Fair Market Value of the Shares at vesting, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. If due, the Form must be filed by April 30 of the following year. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.

CHILE
Terms and Conditions
Securities Law Notice. The grant of the Restricted Stock Units is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	The starting date of the offer will be the Grant Date (as defined in the Grant Notice), and this offer conforms to General Ruling No. 336 of the Chilean Superintendence of Securities and Insurance;

b)
The offer deals with securities not registered in the Registry of Securities or in the Registry of Foreign Securities of the Chilean Superintendence of Securities and Insurance, and therefore such securities are not subject to its oversight;

c)
The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Superintendence of Securities and Insurance; and

d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)
La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “Grant Date”, según este término se define en el documento denominado “Agreement”) y esta oferta se acoge a la norma de Carácter General N° 336 de la Superintendencia de Valores y Seguros Chilena;

b)
La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Superintendencia de Valores y Seguros chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en Chile información pública respecto de esos valores; y

d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.
Notifications
Exchange Control Information. According to the International Exchange Transaction Regulations (“IETR”) issued by the Central Bank of Chile, it is arguable whether the acquisition of Shares for which the Participant does not remit funds abroad represents an “investment operation”. In case the acquisition qualifies as an investment operation under the IETR and the aggregate value of any Shares exceeds USD 10,000, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first ten (10) days of the month following the settlement of the Restricted Stock Units.
The Participant is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends to Chile. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds USD 10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds. However, if the Participant does not repatriate the funds and uses such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank of Chile within the first ten (10) days of the month immediately following the transaction.
If the Participant’s aggregate investments held outside of Chile exceeds USD 5,000,000 (including the value of the Shares acquired under the Plan), the Participant must report the investments to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to the vesting of the Restricted Stock Units.
Foreign Asset/Account Reporting Information. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 21 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Participant is not a Chilean citizen and has been a resident in Chile for less than three years, the Participant is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.
CHINA
The following provisions apply only if the Participant is subject to exchange control restrictions or regulations in China, as determined by the Company in its sole discretion.

Terms and Conditions
Settlement of Restricted Stock Units and Sale of Shares. To facilitate compliance with exchange control regulations in China, the Restricted Stock Units may be settled in the form of a cash payment. Alternatively, the Restricted Stock Units may be settled in Shares, in which case, the Participant agrees that the Company is authorized to sell the Shares immediately upon settlement or after termination of the Participant’s Service, as described below, and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares (on the Participant’s behalf pursuant to this authorization without further consent). The Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares and shall otherwise cooperate with the Company with respect to such matters, provided that Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.
Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale of Shares (less any applicable Tax-Related Items, brokerage fees or commissions) to the Participant in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth below under “Exchange Control Requirements.”
Treatment of Restricted Stock Units Upon Termination of Service. Due to exchange control regulations in China, the Participant understands and agrees that the Company may require the sale of Shares held by the Participant within six (6) months following the Participant’s termination of Service, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange (“SAFE”) (the “Mandatory Sale Date”). This includes any portion of Shares that vest upon the Participant’s termination of Service. The Participant understands that should the Company impose this requirement, any Shares held by the Participant under the Plan that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on the Participant’s behalf pursuant to this authorization without further consent).
Exchange Control Requirements. The Participant understands and agrees that, to facilitate compliance with exchange control requirements, the Participant is required to immediately repatriate to China the cash proceeds from the sale of the Shares and any dividends or dividend equivalents paid on such Shares. The Participant further understands that such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its

Affiliates, and the Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to the Participant. The Company may deliver the proceeds to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to the Participant and due to fluctuations in the Share trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that the Participant receives may be more or less than the market value of the Shares on the sale/payment date (which is the amount relevant to determining the Participant’s tax liability). The Participant agrees to bear the risk of any currency fluctuation between the sale/payment date and the date of conversion of the proceeds into local currency.
The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
Notifications
Foreign Asset/Account Reporting Information. PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these rules, the Participant may be subject to reporting obligations for the Restricted Stock Units and any cash proceeds acquired under the Plan and Plan-related transactions. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult his or her personal advisor in this regard.
DENMARK
Terms and Conditions
Danish Stock Option Act. Notwithstanding any provisions in the Award Agreement to the contrary, if the Participant is determined to be an “Employee” as defined in section 2 of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), the treatment of Restricted Stock Units upon the Participant’s termination of Service shall be governed by Section 4 and 5 of the Stock Option Act. However, if the provisions in the Award Agreement or the Plan governing the treatment of the Restricted Stock Units upon a termination of Service are more favorable, the provisions of the Award Agreement or the Plan will govern. By accepting the Restricted Stock Units, the Participant acknowledges having received an

“Employer Statement” in Danish which is being provided to comply with the Danish Stock Option Act.
Notifications
Foreign Asset and Account Reporting Notification.  If the Participant is a Danish resident and holds Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank, he or she may be required to inform the Danish Tax Administration about such account.  For this purpose, the Participant must file a Declaration V (Erklaering V) with the Danish Tax Administration.  The bank or broker and the Participant must sign the Declaration V. By signing the Declaration V, the bank or broker undertakes an obligation, without further request each year not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Participant will be solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting and held in such account to the Danish Tax Administration as part of the Participant’s annual income tax return.  By signing the Form V, the Participant at the same time authorizes the Danish Tax Administration to examine the account.  A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.
In addition, when the Participant opens a deposit account or a brokerage account for the purpose of holding cash outside Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account.  Therefore, the Participant must also file a Declaration K (Erklaering K) with the Danish Tax Administration.  The bank or broker and the Participant must sign the Declaration K.  By signing the Declaration K, the bank or broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account.  In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Participant will be solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Participant’s annual income tax return. By signing the Declaration K, the Participant at the same time authorizes the Danish Tax Administration to examine the account.  A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

FRANCE
Terms and Conditions
Type of Grant. The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 and seq. of the French Commercial Code, as amended.
Language Acknowledgement. By accepting the Restricted Stock Units, the Participant confirms having read and understood the documents relating to the Restricted Stock Units which were provided to the Participant in English.
En acceptant les droits sur actions assujettis à restrictions (« restricted stock units » ou « RSUS »), le Participant confirme avoir lu et compris les documents relatifs aux RSUs qui ont été communiqués au Participant en langue anglaise.
Notifications
Foreign Asset/Account Reporting Information. If the Participant holds Shares outside of France or maintains a foreign bank account, the Participant is required to report such accounts (including any accounts that were opened or closed during the year) to the French tax authorities when filing the Participant’s annual tax return. Failure to comply could trigger significant penalties.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank. The German Federal Bank no longer will accept reports in paper form and all reports must be filed electronically. The electronic “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) can be accessed on the German Federal Bank’s website: www.bundesbank.de.
HONG KONG
Terms and Conditions
Restrictions on Sale and Transferability. In the event that Shares are delivered in settlement of Restricted Stock Units within six (6) months after the Grant Date, the Participant (and the Participant’s heirs) hereby agrees that such Shares may not be offered for sale to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date. Any Shares acquired under the Plan are accepted as a personal investment.
Form of Settlement. Notwithstanding any terms and conditions in the Plan, Award Agreement or any other grant materials, the Restricted Stock Units will be settled in Shares only, not cash.
Notifications
Securities Warning. Restricted Stock Units and any Shares issued thereunder do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Plan, the Plan prospectus and any other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the Participant’s personal use and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Plan or the Plan prospectus, the Participant should obtain independent professional advice.
Occupational Retirement Schemes Ordinance Information. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent that any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of Restricted Stock Units shall be null and void.
INDIA
Notifications
Exchange Control Information. The Participant must repatriate all proceeds received from the sale of Shares to India within 90 days of receipt and any cash dividends paid on such Shares within 180 days of receipt (or within any other time frame prescribed under applicable Indian exchange control laws as may be amended from time to time). The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
Foreign Account/Asset Reporting Information. The Participant is required to declare in his or her annual tax return (a) any foreign assets held by the Participant or (b) any foreign bank accounts for which the Participant has signing authority. Increased penalties for failing to report these assets/accounts have been implemented. It is the Participant’s responsibility to comply with this reporting obligation, and the Participant should confer with his or her personal tax advisor in this regard.
ITALY
Terms and Conditions
Data Privacy. The following provision replaces in its entirety Section 8 of the Award Agreement:
The Participant understands that the Employer, the Company, and any Affiliate may hold certain personal information about the Participant, including his or her name, home address and telephone number, e-mail address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships the Participant holds in the Company, details of the Restricted Stock Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of managing and administering the Plan.
The Participant also understands that providing the Company with the Data is necessary for the performance of the Plan and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Morningstar, Inc., with registered offices at 22 West Washington Street, Chicago, Illinois, 60602, USA and Morningstar Italy, S.R.L., Via Pergolesi, 25, Milan, MI 20124, Italy, which is also the Company's representative in Italy for privacy purposes pursuant to Legislative Decree no. 196/2003.
The Participant understands that his or her Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant further understands that the Company and any Affiliate will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom the Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of the Participant’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, ask for rectification of the Participant’s Data and cease, for legitimate reason, the Data processing. Furthermore, the Participant is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting the Plan administrator or its designee.
Plan Document Acknowledgment. The Participant acknowledges that the Participant has read and specifically and expressly approves the following Sections of the Award Agreement: Section 5 (Responsibility for Taxes and Tax Withholding Obligations); Section 7 (Nature of Grant); Section 9 (Electronic Delivery and Acceptance); Section 12 (Imposition of Other Requirements); Section 13 (Language); Section 16 (Addendum) and the Data Privacy provision above in this Addendum for Italy.
Notifications
Foreign Asset/Account Reporting Information. If the Participant is an Italian resident who, at any time during the fiscal year, holds foreign financial assets (including cash and Shares) which may generate income taxable in Italy, the Participant is required to report these assets on the Participant’s annual tax return for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.

JAPAN
Notifications
Foreign Asset/Account Reporting Information. If the Participant is a resident of Japan, the Participant will be required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding JPY 50,000,000. Such report will be due by March 15th of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether he or she will be required to report details of any outstanding Restricted Stock Units or Shares held by the Participant in the report.
KOREA
Notifications
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) based in foreign countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Participant should consult with the Participant's personal tax advisor for additional information about this reporting obligation, including whether or not there is an applicable inter-governmental agreement between Korea and the US (or any other country where the Participant may hold any Shares or cash acquired in connection with the Plan).
LUXEMBOURG
There are no country-specific provisions.
MEXICO
Terms and Conditions
Labor Law Acknowledgement. The following provision supplements Section 7 of the Award Agreement:
By accepting the Restricted Stock Units, the Participant acknowledges that he or she understands and agrees that: (i) the Restricted Stock Units are not related to the salary and other contractual benefits granted to the Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The grant of the Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 22 West Washington Street, Chicago, Illinois, 60602, USA, is solely responsible for the administration of the Plan. Participation in the Plan and the acquisition of Shares under the Plan does not, in any way establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the sole employer is the Affiliate employing the Participant, as applicable, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgement. By participating in the Plan, the Participant acknowledges that he or she has received copies of the Plan and the Award Agreement, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accept all provisions of the Plan and the Award Agreement.
In addition, by participating in the Plan, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 7 of the Award Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Affiliates are not responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Employer, the Company and/or its Affiliates for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Esta disposición complementa la Sección 7 del Acuerdo.
Al aceptar el RSU, el Participante reconoce entiende y acuerda que: (i) la RSU no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al Participante por del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o detrimento en los términos y condiciones de empleo.
Declaración de Política. La concesión del RSU que la Compañía está haciendo bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 22 West Washington Street, Chicago, Illinois, 60602, Estados Unidos de Norteamérica, es la única responsable por la administración del Plan. La participación en el Plan y la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el Participante y la Compañía, ya que la participación en el Plan por parte del Participante es completamente comercial y el único patrón es la Subsidiaria que ha contratado al Participante, en caso de ser aplicable, así como tampoco establece ningún derecho entre el Participante y su patrón.
Reconocimiento del Plan de Documentos. Al participar en el Plan, el Participante reconoce que ha recibido copias del Plan y del Acuerdo, mismos que ha revisado en su totalidad y los entiende completamente y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al participar en el Plan, el Participante reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Sección 7 del Acuerdo, en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la RSU.
Finalmente, el Participante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
Terms and Conditions
Exclusion of Claim. By accepting the Restricted Stock Units, the Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of the Participant’s termination of Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon acceptance of the Restricted Stock Units, the Participant shall be deemed irrevocably to have waived any such entitlement.
NEW ZEALAND
Notifications
Securities Law Notice.
Warning
This is an offer of Restricted Stock Units which, upon vesting and settlement in accordance with the terms of the Plan and this Award Agreement, will be converted into Shares. Shares give you a stake in the ownership of Morningstar, Inc. You may receive a return if dividends are paid.
If Morningstar, Inc. runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
Ask questions, read all documents carefully, and seek independent financial advice before committing.
The Shares are quoted on the Nasdaq Stock Market. This means that if you acquire Shares under the Plan, you may be able to sell them on the Nasdaq Stock Market if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.
You also are hereby notified that the documents listed below are available for review in connection with the offer of Restricted Stock Units under the Plan:

1.	Morningstar Inc.’s most recent Annual Report (i.e., Form 10-K) is available at: https://shareholders.morningstar.com/investor-relations/financials/sec-filings/default.aspx.

2.
Morningstar Inc.’s most recent published financial statements (Form 10-Q or 10-K) and the auditor’s report on those financial statements are available at: https://shareholders.morningstar.com/investor-relations/financials/sec-filings/default.aspx.

3.	The Morningstar, Inc. 2011 Stock Incentive Plan is available on the website of the Company’s stock plan service provider.

4.	The Morningstar, Inc. 2011 Stock Incentive Plan Prospectus is available on the website of the Company’s stock plan service provider.
A copy of the above documents will be sent to you free of charge on written request being mailed to Morningstar, Inc., 22 West Washington Street, Chicago, Illinois, 60602, USA, Attention: General Counsel.
NORWAY
There are no country-specific provisions.
SINGAPORE
Notifications
Securities Law Information. The grant of Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to the Participant with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and the Participant should not make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made after six (6) months from the Grant Date or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. The Company’s Shares are traded on the Nasdaq Stock Market Exchange, which is located outside of Singapore, under the ticker symbol “MORN” and the Shares acquired under the Plan may be sold through this exchange.
Chief Executive Officer and Director Notification Requirement. If the Participant is the Chief Executive Officer (the “CEO”), or a director, associate director, or shadow director of a Singapore Affiliate of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore

Affiliate in writing when the Participant receives an interest (e.g., Restricted Stock Units, Shares, etc.) in the Company or any related company. In addition, the Participant must notify the Singapore Affiliate when the Participant sells the Shares of the Company or any related company (including when the Participant sells the Shares acquired under the Plan). These notifications must be made within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO / or a director.

SOUTH AFRICA
Terms and Conditions
Responsibility for Taxes and Tax Withholding Obligations. This provision supplements Section 5 of the Award Agreement:
By accepting the Restricted Stock Units, the Participant agrees to immediately notify the Employer of the amount of any gain realized upon vesting of the Restricted Stock Units. If the Participant fails to advise the Employer of the gain realized at vesting, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.
Notifications
Securities Law Notification. In compliance with South African securities laws, the documents listed below are available on the following websites:

i.	a copy of the Company's most recent annual report (i.e., Form 10-K) is available at: https://shareholders.morningstar.com/investor-relations/financials/sec-filings/default.aspx;

ii.	a copy of the Plan is available on the website of the Company’s stock plan service provider; and

iii.	a copy of the Plan Prospectus is available on the website of the Company’s stock plan service provider.
A copy of the above documents will be sent to the Participant free of charge on written request to Morningstar, Inc., 22 West Washington Street, Chicago, Illinois, 60602, USA, Attention: General Counsel.
The Participant is advised to carefully read the materials provided before making a decision whether to participate in the Plan. In addition, the Participant should contact his or her tax advisor for specific information concerning the Participant’s personal tax situation with regard to Plan participation.
Exchange Control Information. The Participant is responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, the Participant should consult his or her legal advisor prior to the acquisition or sale of Shares acquired under the Plan to ensure compliance with current regulations. As noted, it is the Participant’s responsibility to comply with South African exchange control laws, and neither the Company nor any Affiliate will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 7 of the Award Agreement:
In accepting the grant of the Restricted Stock Units, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
Further, the Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or an Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate to the extent set forth in the Award Agreement. Consequently, the

Participant understands that the Restricted Stock Units are granted on the assumption and condition that such Restricted Stock Units and any Shares acquired upon vesting of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, or salary for any purposes (including severance compensation) or any other right whatsoever.
Further, as a condition of the grant of the Restricted Stock Units, unless otherwise expressly provided for by the Company or set forth in the Award Agreement, the Restricted Stock Units will be cancelled without entitlement to any Shares if the Participant Service terminates by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Committee, in its sole discretion, shall determine the date when the Participant’s Service has terminated for purposes of the Restricted Stock Units.
The Participant understands that the grant of the Restricted Stock Units would not be granted but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Restricted Stock Units shall be null and void.
Notifications
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Restricted Stock Units. The Plan, the Award Agreement (including this Addendum) and any other documents evidencing the grant of the Restricted Stock Units have not, nor will they be, registered with the Comisión Nacional del Mercado de Valores, and none of those documents constitutes a public offering prospectus.
Exchange Control Information. The Participant must declare the acquisition of the Shares to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry for statistical purposes. The Participant must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, if the Participant wishes to import the ownership title of the Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI. The sale of the Shares must also be declared to the DGCI by means of a form D-6, typically filed in January. However, the form D-6 generally must be filed within one month after the sale if the Participant owns more than 10% of the share capital of the Company or his or her investment exceeds EUR 1,502,530.
When receiving foreign currency payments in excess of EUR 50,000 derived from the ownership of the Shares (i.e., dividends or sale proceeds), the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.
In addition, the Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
Foreign Asset/Account Reporting Information. To the extent the Participant holds rights or assets (e.g., cash or the Shares held in a bank or brokerage account) outside of Spain with a value in excess of EUR 50,000 per type of right or asset as of December 31 each year (or at any time during the year in which the Participant sells or disposes of such right or asset), the Participant is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than EUR 20,000. The reporting must be completed by the following March 31.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications
Securities Law Information. The Restricted Stock Units are not intended to be publicly offered in or from Switzerland. Because the offer of Restricted Stock Units is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed nor otherwise made publicly available in Switzerland or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (“FINMA”)).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. If the Participant is a resident of Taiwan, he or she may acquire foreign currency, and remit the same out of or into Taiwan, up to USD 5,000,000 per year without justification. If the transaction amount is TWD 500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form to the remitting bank. If the transaction amount is USD 500,000 or more in a single transaction, the Participant also must provide supporting documentation to the satisfaction of the remitting bank.
THAILAND
Notifications
Exchange Control Information. The Participant must immediately repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is USD 50,000 or more, the Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to an authorized agent (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency).
If the Participant does not comply with this obligation, the Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, the Participant should consult a legal advisor before selling Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor any Affiliate will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws.

UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to selected Participants and is in the nature of providing equity incentives to Participants in the United Arab Emirates. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection this statement, including the Plan, the Award Agreement or any other incidental communication materials distributed in connection with the Restricted Stock Units. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this statement or taken steps to verify the information set out in it, and have no responsibility for it. If the Participant has any questions regarding the context of the Award Agreement, including this Addendum, or the Plan, the Participant should obtain independent professional advice.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes and Tax Withholding Obligations. This provision supplements Section 5 of the Award Agreement:
Without limitation to Section 5 of the Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Exclusion of Claim. By accepting the Restricted Stock Units, the Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of the Participant’s termination of Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon acceptance of the Restricted Stock Units, the Participant shall be deemed irrevocably to have waived any such entitlement.